Exhibit 99.1

Investors

Louis Alterman

404-748-7650

678-472-3252

altermanlo@corp.earthlink.net

Media

Michele Sadwick

404-748-7255

404-769-8421

sadwick@corp.earthlink.net

EARTHLINK ANNOUNCES SECOND QUARTER 2009 RESULTS AND COMMENCEMENT OF QUARTERLY CASH DIVIDEND

Bradley A. Ferguson Named Chief Financial Officer

ATLANTA — July 28, 2009 — EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its second quarter ended June 30, 2009.  Highlights for the second quarter include:

•      Net income of $31.5 million or $0.29 per share

•      Adjusted EBITDA (a non-GAAP measure) of $68.5 million

•      Free cash flow (a non-GAAP measure) of $66.6 million

•      Ending cash and marketable securities balance of $610.3 million

•      Quarterly cash dividend declared in the amount of $0.14 per share of common stock

•      Increased full year Adjusted EBITDA (a non-GAAP measure) guidance to $235 million - $245 million

“We are pleased to report another quarter of strong operating results.  Given the better than expected performance across most aspects of our business, as well as the continued resiliency of our business, we are again raising our 2009 guidance,” stated EarthLink Chairman and Chief Executive Officer, Rolla P. Huff.

“The consistency of our operating performance over the past eight quarters and our confidence that the company’s core business will continue to generate solid cash flow enables us to commence a quarterly dividend program that will return a meaningful amount of cash to shareholders,” added Huff.  “The level of our dividend preserves flexibility to pursue other potential strategic options under consideration while enabling us to continue to be opportunistic in stock buyback alternatives.”

Financial and Operating Results

EarthLink reported revenue of $185.6 million in the second quarter of 2009, a decline of 7 percent from the first quarter of 2009 and 24 percent from the year-ago quarter. The company reported net subscriber losses of 149,000 a deceleration from 208,000 in the first quarter of 2009 and 282,000 in the year-ago quarter. For the second sequential quarter Earthlink reported an increase in gross subscriber additions over the prior quarter.

Subscriber churn decreased to 3.6% in the second quarter of 2009 compared to 3.9% in the first quarter of 2009 and 4.3% in the second quarter of 2008 due to an increasing proportion of longer-tenured, lower-churn subscribers.  In conjunction with the slower declines in the company’s subscriber base and the continued shift in product mix from narrowband to broadband, the pace of revenue declines in EarthLink’s business continues to slow.

Total sales and marketing, operations, customer support, and general and administrative expenses for the second quarter were $54.9 million, down 13 percent versus the prior quarter and a 34 percent improvement from the year-ago quarter.  EarthLink continues to invest in select marketing channels which are generating positive lifetime value customers.

Profitability and Other Financial Measures

EarthLink realized $31.5 million, or $0.29 per share, of income from continuing operations in the second quarter of 2009, down from $32.5 million or $0.30 per share in the first quarter of 2009, and from $55.0 million, or $0.49 per share in the second quarter of 2008.

Net income was $31.5 million, or $0.29 per share, for the second quarter of 2009 as compared to $32.5 million, or $0.30 per share in the prior quarter, and $50.6 million, or $0.45 per share, in the year-ago quarter. Included in the change from the year-ago quarter was an $11.2 million increase in the company’s income tax provision, primarily due to an increase in non-cash deferred taxes resulting from the use of the company’s net operating loss carryforwards (NOLs).

The decelerating revenue and gross margin declines, combined with continued reductions in sales and marketing and back office support expenses resulted in EarthLink generating Adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $68.5 million for the second quarter of 2009, as compared to $68.9 million in the first quarter of 2009 and $80.5 million in the second quarter of 2008.

Balance Sheet and Cash Flow

Free cash flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $66.6 million during the second quarter of 2009, compared to $65.7 million during the first quarter of 2009 and $78.5 million in the second quarter of 2008. The company had capital expenditures of $1.9 million in the second quarter of 2009.

EarthLink ended the second quarter with $610.3 million in cash and marketable securities, an increase of $44.5 million from March 31, 2009.

Business Outlook

The following statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

Today the company is raising its previously announced guidance for 2009.  Management now expects 2009 Adjusted EBITDA of $235 million to $245 million and is increasing guidance for 2009 free cash flow to $215 million to $235 million, based upon the aforementioned Adjusted EBITDA guidance along with $10 million to $20 million in estimated capital expenditures. Additionally, EarthLink now expects to generate income from continuing operations of $100 million to $110 million for full year 2009.

Commencement of Quarterly Dividend

EarthLink today announced that its Board of Directors has declared a quarterly cash dividend on its common stock in the amount of $0.14 per share to be paid on September 28, 2009 to shareholders of record on September 14, 2009.

The company currently intends to continue to pay regular quarterly dividends on its common stock.  Any decision to declare future quarterly dividends will be made at the discretion of the Board of Directors and will depend on, among other things, the company’s results of operations, financial condition, cash requirements, investment opportunities and other factors that the Board of Directors may deem relevant.

Chief Financial Officer

EarthLink announced today that its Board of Directors has appointed Bradley A. Ferguson as its Chief Financial Officer effective August 1, 2009. Ferguson has been EarthLink’s Vice President, Controller since September 2005 and previously had been the company’s Vice President of Commercial Finance since September 2002.  Ferguson has been an officer of EarthLink since its merger with MindSpring Enterprises, Inc. in February 2000 and was an officer of MindSpring prior to that time.  Ferguson succeeds Kevin M. Dotts, who will remain with the company until mid-September, 2009 to provide for a smooth transition.

Commented Huff, “Brad has the skill set and EarthLink experience that will be essential as we continue to execute on our disciplined business strategy.  I appreciate the seven years of service Kevin has provided to EarthLink, and Brad’s appointment is a testament to Kevin’s focus on organizational development and succession planning.  I wish Kevin and his family all the best in the future.”

Added Dotts, “I am proud of EarthLink’s many accomplishments over the past seven years, and I am confident we have the right team in place to continue our strategy to keep cost structure aligned with revenue trends.  I have great confidence in Brad’s abilities and look forward to working with him to help ensure a seamless transition.”

Non-GAAP Measures

Adjusted EBITDA is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense under SFAS No. 123(R), gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs.

Free cash flow is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense under SFAS No. 123(R), gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 4 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Conference Call for Analysts and Investors

Conference Call Details

Tuesday, July 28, 2009, at 8:30 a.m. EDT  hosted by EarthLink’s Chairman and Chief Executive Officer, Rolla P. Huff , Chief Financial Officer, Kevin M. Dotts, and Bradley A. Ferguson.

U.S. and Canada Dial-in Number	800-706-0730
International Dial-in Number	706-634-5173

Participants reference the EarthLink call and dial in 10 minutes prior to scheduled start time.

Webcast

A live Webcast of the conference call will be available at:  http://ir.earthlink.net/index.cfm

Replay

Replay available from at 9:30 a.m. EDT on July 28 through midnight on August 4.

Dial 800-642-1687 from US and Canada, International callers dial 706-645-9291.

The replay confirmation code is 17901535.

The Webcast will be archived on the company’s website at: http://ir.earthlink.net/events.cfm

Special Notice to Noteholders

Under the terms of the indenture governing the Company’s outstanding 3.25% Convertible Senior Notes due 2026 (the “Notes”), the Company’s payment of the cash dividend described above requires an adjustment to the conversion rate for the Notes, which adjustment will be effective September 10, 2009.  In addition, as a result of the adjustment, the Notes may be surrendered for conversion through September 9, 2009, for the consideration provided for in the indenture.

In order to convert a Note held in certificate form, a holder must (1) complete and sign a Conversion Notice in the form attached to the applicable indenture, with appropriate signature guarantee, on the back of the Note, (2) surrender the Note to the Conversion Agent, (3) furnish endorsements and transfer documents required by the Conversion Agent, (4) pay any accrued unpaid interest through the conversion date and (5) pay any tax or duty related to the conversion.  If a holder holds a beneficial interest in a Global Security, a converting holder must comply with the applicable procedures of the Depositary, The Depository Trust Company.

The Conversion Agent is Wells Fargo Bank, N.A.:

Wells Fargo Bank, N.A.
Corporate Trust Services
MAC N9311-110
625 Marquette Avenue South
Minneapolis, MN 55479
Attention: Lynn Steiner

A separate notice with additional information is being delivered to registered holders of Notes, the Conversion Agent and the Trustee.

About EarthLink

“EarthLink. We revolve around you™.” A leading Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial up, high speed, voice, web hosting or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s website at www.EarthLink.net.

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that the continued decline of our consumer access subscribers, combined with the change in mix of our consumer access subscriber base from narrowband to broadband, will adversely affect our results of operations; (2) that we face significant competition which could reduce our profitability; (3) that adverse economic conditions may harm our business; (4) that as a result of our continuing review of our business, we may have to undertake further restructuring plans that would require additional charges, including incurring facility exit and restructuring charges; (5) that if we do not continue to innovate and provide products and services that are useful to subscribers, we may not remain competitive, and our revenues and operating results could suffer; (6) that we may be unsuccessful in making and integrating acquisitions and investments into our business, which could result in operating difficulties, losses and other adverse consequences; (7) that our business is dependent on the availability of third-party telecommunications service providers; (8) that our commercial and alliance arrangements may not be renewed, which could adversely affect our results of operations; (9) that our business may suffer if third parties used for technical and customer service and technical support and certain billing services are unable to provide these services, cannot expand to meet our needs or terminate their relationships with us; (10) that service interruptions or impediments could harm our business; (11) that government regulations could adversely affect our business or force us to change our business practices; (12) that privacy concerns relating to our business could damage our reputation and deter current and potential users from using our services;  (13) that we may not be able to protect our intellectual property; (14) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (15) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (16) that our business depends on effective business support systems, processes and personnel; (17) that we may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (18) that our VoIP business exposes us to certain risks that could cause us to lose customers, expose us to significant liability or otherwise harm our business; (19) that we may be required to recognize additional impairment charges on our goodwill and intangible assets, which would adversely affect our results of operations and financial position; (20) that the use of our net operating losses and certain other tax attributes could be limited in the future; (21) that our stock price has been volatile historically and may continue to be volatile; (22) that we may reduce, or cease payment of, quarterly cash dividends; (23) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry; and (24) that provisions of our second restated certificate of incorporation, amended and restated bylaws and other elements of our capital structure could limit our share price and delay a change of management. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2008.

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EARTHLINK, INC.

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Revenues:
Access and service	$220,041	$166,918	$454,890	$345,616
Value-added services	25,562	18,679	53,787	39,044
Total revenues	245,603	185,597	508,677	384,660

Operating costs and expenses:
Cost of revenues	92,488	69,270	190,039	144,835
Sales and marketing	25,806	14,543	56,722	31,565
Operations and customer support	33,642	23,940	72,866	51,686
General and administrative	23,768	16,409	48,694	35,031
Amortization of intangible assets	3,987	2,038	8,000	4,185
Facility exit and restructuring costs (1)	2,061	4,927	3,091	5,415
Total operating costs and expenses	181,752	131,127	379,412	272,717

Income from operations	63,851	54,470	129,265	111,943
Gain on investments, net	1,325	11	1,325	270
Interest expense and other, net (2)	(3,482)	(5,100)	(4,523)	(9,391)
Income from continuing operations before income taxes	61,694	49,381	126,067	102,822
Income tax provision	(6,725)	(17,896)	(15,999)	(38,840)
Income from continuing operations	54,969	31,485	110,068	63,982
Loss from discontinued operations, net of tax (3)	(4,365)	—	(7,757)	—
Net income	$50,604	$31,485	$102,311	$63,982

Basic net income per share
Continuing operations	$0.50	$0.30	$1.00	$0.60
Discontinued operations	(0.04)	—	(0.07)	—
Basic net income per share	$0.46	$0.30	$0.93	$0.60
Basic weighted average common shares outstanding	110,033	105,908	109,762	106,976

Diluted net income per share
Continuing operations	$0.49	$0.29	$0.99	$0.59
Discontinued operations	(0.04)	—	(0.07)	—
Diluted net income per share	$0.45	$0.29	$0.92	$0.59
Diluted weighted average common shares outstanding	112,256	107,080	111,277	108,110

EARTHLINK, INC.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA (4)

(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2008	2009	2009

Income from continuing operations	$54,969	$32,497	$31,485
Income tax provision	6,725	20,944	17,896
Depreciation and amortization	9,989	6,509	6,069
Stock-based compensation expense	4,569	4,390	3,026
Gain on investments, net	(1,325)	(259)	(11)
Interest expense and other, net (2)	3,482	4,291	5,100
Facility exit and restructuring costs (1)	2,061	488	4,927
Adjusted EBITDA (4)	$80,470	$68,860	$68,492

Depreciation - cost of revenues	$3,143	$1,890	$1,996
Depreciation - other	2,859	2,472	2,035
Amortization of intangible assets	3,987	2,147	2,038
Depreciation and amortization	$9,989	$6,509	$6,069

EARTHLINK, INC.

Reconciliation of Income From Continuing Operations to Free Cash Flow (4)

(in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2008	2009	2009

Income from continuing operations	$54,969	$32,497	$31,485
Income tax provision	6,725	20,944	17,896
Depreciation and amortization	9,989	6,509	6,069
Stock-based compensation expense	4,569	4,390	3,026
Gain on investments, net	(1,325)	(259)	(11)
Interest expense and other, net (2)	3,482	4,291	5,100
Facility exit and restructuring costs (1)	2,061	488	4,927
Purchases of property and equipment	(1,980)	(3,133)	(1,927)
Purchases of subscriber bases	(10)	—	—
Free cash flow (4)	$78,480	$65,727	$66,565

EARTHLINK, INC.

Reconciliation of Guidance Provided in Non-GAAP Measures (4)

(in millions)

Year
Ending
December 31,
2009
Income from continuing operations	$100 - $110
Depreciation	16
Amortization of intangible assets	8
Stock-based compensation expense	13
Income tax provision	73
Facility exit and restructuring costs (1)	5
Interest expense and other, net (2)	20
Adjusted EBITDA (4)	$235 - $245

Year
Ending
December 31,
2009
Income from continuing operations	$100 - $110
Depreciation	16
Amortization of intangible assets	8
Stock-based compensation expense	13
Income tax provision	73
Facility exit and restructuring costs (1)	5
Interest expense and other, net (2)	20
Purchases of property and equipment	(20) - (10)
Free cash flow (4)	$215 - $235

EARTHLINK, INC.

Supplemental Financial Data and Key Operating Metrics

	June 30,	December 31,	March 31,	June 30,
	2008	2008	2009	2009
	(dollars in thousands)
Balance Sheet Data
Cash and marketable securities	$441,589	$534,373	$565,841	$610,349
Convertible Senior Notes (5)	258,750	258,750	258,750	258,750
Stockholders’ equity	414,715	486,475	500,097	539,809

Employee Data
Number of employees at end of period (6)	857	754	717	693

	June 30,	December 31,	March 31,	June 30,
	2008	2008	2009	2009
Subscriber Data (7)
Consumer services
Narrowband access subscribers	2,130,000	1,747,000	1,587,000	1,456,000
Broadband access subscribers (8)	988,000	896,000	856,000	845,000
Total consumer subscribers	3,118,000	2,643,000	2,443,000	2,301,000

Business services
Narrowband access subscribers	24,000	17,000	14,000	11,000
Broadband access subscribers	63,000	59,000	57,000	56,000
Web hosting accounts	94,000	87,000	84,000	81,000
Total business subscribers	181,000	163,000	155,000	148,000

Total subscribers at end of period	3,299,000	2,806,000	2,598,000	2,449,000

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Subscriber Activity
Subscribers at beginning of period	3,581,000	2,598,000	3,876,000	2,806,000
Gross organic subscriber additions	162,000	120,000	415,000	236,000
Adjustment (9)	—	—	—	(7,000)
Churn	(444,000)	(269,000)	(992,000)	(586,000)
Subscribers at end of period	3,299,000	2,449,000	3,299,000	2,449,000

Churn Rate (10)	4.3%	3.6%	4.6%	3.8%

Consumer Data
Average subscribers (11)	3,250,000	2,371,000	3,394,000	2,457,000
ARPU (12)	$20.64	$20.75	$20.50	$20.84
Churn rate (10)	4.4%	3.6%	4.7%	3.8%

Business Data
Average subscribers (11)	184,000	152,000	187,000	156,000
ARPU (12)	$80.37	$83.32	$81.14	$82.80
Churn rate (10)	2.5%	2.7%	2.6%	2.9%

EARTHLINK, INC.

Supplemental Schedule of Segment Information (13)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
Consumer Services
Revenues
Access and service	$176,280	$129,479	$365,251	$269,269
Value-added services	24,917	18,127	52,290	37,899
Total revenues	201,197	147,606	417,541	307,168
Cost of revenues	67,331	47,345	138,503	99,679
Gross margin	133,866	100,261	279,038	207,489
Segment operating expenses	53,692	33,372	114,693	70,578
Segment income from operations	$80,174	$66,889	$164,345	$136,911

Business Services
Revenues
Access and service	$43,761	$37,439	$89,639	$76,347
Value-added services	645	552	1,497	1,145
Total revenues	44,406	37,991	91,136	77,492
Cost of revenues	25,157	21,925	51,536	45,156
Gross margin	19,249	16,066	39,600	32,336
Segment operating expenses	11,957	9,823	26,827	21,082
Segment income from operations	$7,292	$6,243	$12,773	$11,254

Consolidated
Revenues
Access and service	$220,041	$166,918	$454,890	$345,616
Value-added services	25,562	18,679	53,787	39,044
Total revenues	245,603	185,597	508,677	384,660
Cost of revenues	92,488	69,270	190,039	144,835
Gross margin	153,115	116,327	318,638	239,825
Direct segment operating expenses	65,649	43,195	141,520	91,660
Segment income from operations	87,466	73,132	177,118	148,165
Stock-based compensation expense	4,569	3,026	9,722	7,416
Amortization of intangible assets	3,987	2,038	8,000	4,185
Facility exit and restructuring costs (1)	2,061	4,927	3,091	5,415
Other operating expenses	12,998	8,671	27,040	19,206
Income from operations	$63,851	$54,470	$129,265	$111,943

EARTHLINK, INC.

Footnotes to Consolidated Financial Highlights

1.

In August 2007, EarthLink adopted a restructuring plan (the “2007 Plan”) to reduce costs and improve the efficiency of the Company’s operations. The 2007 Plan was the result of a comprehensive review of operations within and across the Company’s functions and businesses. Under the 2007 Plan, the Company reduced its workforce by approximately 900 employees, closed office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania; and San Francisco, California and consolidated its office facilities in Atlanta, Georgia and Pasadena, California. The 2007 Plan was primarily implemented during the later half of 2007 and completed during 2008. However, management continues to evaluate EarthLink’s businesses and, therefore, there has been and may continue to be supplemental provisions for new plan initiatives as well as changes in estimates to amounts previously recorded.

2.

On January 1, 2009, the Company adopted Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion” (“FSP APB 14-1”). FSP APB 14-1 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s non-convertible debt borrowing rate. The resulting debt discount is accreted over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. FSP APB 14-1 requires retrospective application for all periods presented. The adoption of FSP APB 14-1 on January 1, 2009 affected the accounting for the Company’s Convertible Senior Notes due November 15, 2026 (the “Notes”), which were issued in November 2006. Upon adoption, the Company recorded an adjustment to increase additional paid-in capital as of the November 2006 issuance date by approximately $62.1 million. The Company is accreting the resulting debt discount to interest expense over the estimated five-year life of the Notes, which represents the first redemption date of November 2011. The Company recorded a pre-tax adjustment of approximately $22.3 million to retained earnings that represents the debt discount accretion during the years ended December 31, 2006, 2007 and 2008 and will recognize additional non-cash interest expense of $12.2 million, $13.4 million and $12.4 million during the years ending December 31, 2009, 2010 and 2011, respectively, for accretion of the debt discount.

3.

In November 2007, management concluded that its municipal wireless broadband operations were no longer consistent with the Company’s strategic direction and the Company’s Board of Directors authorized management to pursue the divestiture of the Company’s municipal wireless broadband assets. As a result of that decision, the Company presented the municipal wireless broadband results of operations as discontinued operations. As of December 31, 2008, the Company had completed the divestiture of its municipal wireless broadband assets.

4.

Adjusted EBITDA is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs. Free cash flow is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.

5.

The principal amount of the Notes for all periods presented was $258.8 million. As a result of the application of FSP APB 14-1, the unamortized discount was $44.8 million, $39.0 million, $36.0 million and $32.9 million as of June 30, 2008, December 31, 2008, March 31, 2009 and June 30, 2009, respectively. The net carrying value was $213.9 million, $219.7 million, $222.8 million and $225.8 million as of June 30, 2008, December 31, 2008, March 31, 2009 and June 30, 2009, respectively.

6.	Represents full-time equivalents.

7.

Subscriber counts do not include nonpaying customers. Customers receiving service under promotional programs that include periods of free service at inception are not included in subscriber counts until they become paying customers.

8.	Paying customers who subscribe to EarthLink DSL and Home Phone service are counted as both a broadband subscriber and a voice subscriber.

9.

During the six months ended June 30, 2009, EarthLink removed approximately 7,000 satellite subscribers from its broadband subscriber count and total subscriber count as a result of the sale of these subscriber accounts.

10.

Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis. Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period.

11.

Average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period. Average subscribers for the six month periods is calculated by averaging the ending monthly subscribers or accounts for the seven months preceding and including the end of the period.

12.

ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.

13.

The Company reports segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. The Company operates two reportable segments, Consumer Services and Business Services. The Company’s Consumer Services segment provides Internet access services and related value-added services to individual customers. These services include dial-up and high-speed Internet access and voice services, among others. The Company’s Business Services segment provides integrated communications services and related value-added services to businesses and communications carriers. These services include managed private IP-based wide area networks, dedicated Internet access and web hosting, among others.

EarthLink evaluates performance of its operating segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include expenses over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, site operations expenses, product development expenses, certain technology and facilities expenses, billing operation and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses that segment managers do not have discretionary control over. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), amortization of intangible assets, stock- based compensation expense under SFAS No. 123(R), impairment of goodwill and intangible assets and facility exit and restructuring costs, as they are not evaluated in the measurement of segment performance.